  EXHIBIT 99.2

The following table sets forth our Consolidated Balance Sheets as of March 31, 2025 as follows:

•	on an actual basis;
•	pro forma adjustments to reflect the effects of the Asset Purchase Agreement (“APA”);
•	pro forma adjustments to reflect the effects of the Stock Purchase Agreement (“SPA”);
•	on a pro forma, as adjusted basis to reflect the combined effects of the APA and the SPA.

EDIBLE GARDEN AG INCORPORATED

 CONSOLIDATED BALANCE SHEETS

(in thousands, except shares)

	As of March 31, 2025
	Unaudited, Actual	Unaudited, Pro Forma Adjustments (APA)		Unaudited, Pro Forma Adjustments (SPA)		Unaudited, Pro Forma As Adjusted

ASSETS

Current assets:
Cash	$409	$			$3,000	$3,409
Accounts receivable, net	1,757					1,757
Inventory, net	1,476					1,476
Prepaid expenses and other current assets	586					586

Total current assets	4,228					7,728

Property, equipment and leasehold improvements, net	2,980		12,000			14,980
Operating lease right-of-use assets	1,148					1,148
Finance lease right-of-use assets	103					103
Intangible assets, net	42					42
Other assets	34					34

TOTAL ASSETS	$8,535		$12,000		$3,000	$23,535

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$3,302	$		$		$3,302
Current maturities of operating lease liabilities	215					215
Current maturities of finance lease liabilities	42					42
Short-term debt, net of discounts	1,624					1,624

Total current liabilities	5,183					5,183

Long-term liabilities:
Long-term debt, net of discounts	433					433
Long-term operating lease liabilities	937					937
Long-term finance lease liabilities	64					64

Total long-term liabilities	1,434					1,434

Total liabilities	6,617					6,617

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock ($0.0001 par value, 100,000,000 shares authorized, 1,436,734 shares outstanding as of March 31, 2025, on an actual, pro forma and pro forma, as adjusted basis)	-
Series B Preferred Stock ($0.0001 par value, 50,000 shares authorized, no shares outstanding as of March 31, 2025; 12,000 shares outstanding on a pro forma basis due to the APA; 3,000 shares outstanding on a pro forma basis due to the SPA; 15,000 shares outstanding on a pro forma, as adjusted basis)	-		12,000		3,000	15,000
Additional paid-in capital	46,553					46,553
Obligation to issue shares	-					-
Accumulated deficit	(44,635)					(44,635)

Total stockholders’ equity (deficit)	1,918		12,000		3,000	16,918

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$8,535		12,000		3,000	23,535